CUSIP: 48245ABN0 ISIN: US48245ABN00	Filed pursuant to Rule 433 Registration No. 333-141868 (Relating to Prospectus Supplement dated April 9, 2007 and Prospectus dated April 9, 2007)
KFW US MTN
FINAL TERM SHEET
Dated April 21, 2008

Issuer: KfW	Title of Securities: U.S. $15,000,000 Floating Rate Callable Notes Due May 13, 2023

Aggregate Principal Amount: U.S.$15,000,000	Maturity Date: May 13, 2023

Original Issue Date: May 13, 2008	Initial Interest Rate: None

Interest Commencement Date: May 13, 2008	First Interest Payment Date: November 13, 2008

Final Redemption Price: 100.0%

Type of Floating Rate Note:
☑ Regular Floating Rate
Interest Rate Basis/Bases:
☑ Other:
From the Original Issue Date to but excluding the Maturity Date, the Interest Rate will be calculated according to the following formula:
7.25% p.a. times (N/D)
Where:
“N” is the number of calendar days (including non Business Days) in each Interest Period for which 6-Month LIBOR is greater than or equal to 0.00% and less than or equal to 7.00% p.a., subject to the Rate Cut-Off.
“D” is the total number of calendar days (including non Business Days) in each Interest Period.
“Interest Period” is the period from and including each Interest Payment Date (or the Original Issue Date, in the case of the first Interest Period) to but excluding the immediately following Interest Payment Date and thereafter any period from and including an Interest Payment Date to but excluding the next following Interest Payment Date (or the Maturity Date, in the case of the final Interest Period).
“6-Month LIBOR” is, for any Interest Reset Date, the rate for deposits in U.S. Dollars for a period of six months that appears on Reuters Page LIBOR01 as of 11:00 a.m. London time on such day (subject to the Rate Cut-Off). If 6-Month LIBOR cannot be determined on an Interest Reset Date, the Calculation Agent will determine 6-Month LIBOR based on quotations from four major banks in the London interbank market, as described in the Prospectus, for deposits in U.S. dollars for a period of six months.
“Rate Cut-Off” means that (a) for each day in a Interest Period that is a Saturday, Sunday or a day which is not a London Business Day, 6-Month LIBOR will be 6-Month LIBOR in effect on the immediately preceding London Business Day, and (b) 6-Month LIBOR for each calendar day falling after the fifth New York and London Business Day immediately preceding the applicable Interest Payment Date

(the “Rate Cut-Off Date”) up to but excluding the end of the same Interest Period will be 6-Month LIBOR in effect on the Rate Cut-Off Date.
“London Business Day” is any day except for Saturday, Sunday or a day on which commercial banks and foreign exchange markets settle payments and are open for general business in London.

Spread: N.A.	Maximum Interest Rate: N.A.
Spread Multiplier: N.A.	Minimum Interest Rate: 0.00%
Index Maturity: N.A.
Interest Reset Period:

☑ daily	☐ weekly	☐ monthly
☐ quarterly	☐ semi-annually	☐ annually
Interest Reset Date(s): Each calendar day (on or after May 13, 2008), subject to the Rate Cut-Off, as set forth above.
Interest Determination Date(s): Each Interest Reset Date, subject to the Rate Cut-Off, as set forth above.
Interest Calculation Date(s): As provided in §3(F)(1) of the Conditions (unless otherwise specified), the fifth New York and London Business Day immediately preceding the applicable Interest Payment Date.
Calculation Agent:
☑ Other: Lehman Brothers Special Financing Inc.
Interest Payment Date(s): The 13th day of the following:
☐ Each of the 12 calendar months in each year
☐ Each March, June, September and December in each year:
☑ Each of the following two calendar months in each year: May and November
☐ The following calendar month in each year: ________
Redemption:       ☑ Yes      ☐ No
Redemption Date(s) (as provided in para. 2 of §7 of the Conditions): Each May 13th and November 13th, commencing
November 13, 2008
Minimum Redemption Notice Period: 10 New York and London Business Days
Redemption Price (expressed as a percentage of the Aggregate Principal Amount to be redeemed): 100.0%
Repayment:      ☐ Yes      ☑ No
Repayment Date(s):
Minimum Repayment Notice Period:
Repayment Price (expressed as a percentage of the Aggregate Principal Amount to be repaid):
Specified Currency: U.S. dollars for all payments unless otherwise specified below:
Payments of principal and any premium:
Payments of interest:
Authorized Denomination: U.S.$1,000
Exchange Rate Agent:
Original Issue Discount (“OID”) Note:      ☐ Yes      ☑ No
Total Amount of OID:

2

Yield to Maturity:
Initial Accrual Period OID:

Day Count Fraction:	☐ Act/360 (as provided in §3(F)(3)(a) of the Conditions)
☐ Actual/Actual ISDA (as provided in §3(F)(3)(b) of the Conditions
☑ Other:
§3 (F) (3) of the Terms and Conditions shall be replaced as follows:
With respect to each Note, accrued interest is calculated by multiplying the principal amount of the Note by the interest rate applicable for the Calculation Period (as defined below) and the Day Count Fraction. For this purpose, “Day Count Fraction” means, in respect of any period of time from and including the first day of such period but excluding the last day of such period (the “Calculation Period”), the number of days in the Calculation Period divided by 360, the number of days to be calculated on the basis of a year of 360 days with 12 30-day months (unless (A) the last day of the Calculation Period is the 31st day of a month but the first day of the Calculation Period is a day other than the 30th or 31st day of a month, in which case the month that includes that last day shall not be considered to be shortened to a 30-day month, or (B) the last day of the Calculation Period is the last day of the month of February in which case the month of February shall not be considered to be lengthened to a 30-day month).
Business Day Convention (for Interest Payment Dates other than the Maturity Date):
As provided in §3(E) of the Conditions (unless otherwise specified:            ):
☑ Following Business Day Convention, no adjustment of Interest
☐ Modified Following Business Day Convention, no adjustment of Interest
Price to Public: 100%, plus accrued interest, if any, from May 13, 2008
Dealers: Lehman Brothers Inc.
          Terms left blank or marked “N/A,” “No,” “None” or in a similar manner shall not apply to the issue of Notes except as may otherwise be specified.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, any dealer participating in the offering will arrange to send you the prospectus, which you may request by calling toll-free 1-888-603-5847.
Prospectus Supplement and Prospectus

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